Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  333-102457, 333-102362, 333-87778, 333-75242, 333-75226, 333-75238, 333-75050 and 333-103675) of Prudential Financial, Inc. of our report dated February 11, 2003 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

New York, New York

March 14, 2003